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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Chase Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHASE CORPORATION
26 Summer Street
Bridgewater, MA 02324
Telephone (508) 279-1789

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        Notice is hereby given that the annual meeting of shareholders of Chase Corporation will be held at 9:30 a.m. on Wednesday, January 19, 2011 at Chase Corporation's Global Operations Center, 295 University Avenue, Westwood, Massachusetts 02090 for the following purposes:

  (1)
  To elect eight members of the Board of Directors of the corporation, each to serve until the 2012 annual meeting of shareholders or until his or her successor is duly elected and qualified;

  (2)
  To ratify the appointment of PricewaterhouseCoopers LLP as the corporation's independent registered public accounting firm for the fiscal year ending August 31, 2011; and

  (3)
  To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        Only shareholders of record on the books of Chase Corporation at the close of business on November 30, 2010 are entitled to notice of and to vote at the meeting.

        The Board of Directors hopes that all shareholders who can conveniently do so will personally attend the meeting.

By order of the Board of Directors,
GEORGE M. HUGHES Corporate Secretary

December 21, 2010

SHAREHOLDERS ARE REQUESTED TO SIGN AND DATE THE ACCOMPANYING
PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE

CHASE CORPORATION
26 Summer Street
Bridgewater, MA 02324
Telephone (508) 279-1789

PROXY STATEMENT
December 21, 2010

        The enclosed proxy is solicited by and on behalf of the Board of Directors of Chase Corporation (the "Company") for the annual meeting of the Company's shareholders to be held on January 19, 2011 at 9:30 a.m., and at any adjournment thereof (the "Meeting"). The cost of solicitation will be borne by the Company. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone.

        The authority granted by a duly executed proxy may be revoked at any time before it is exercised by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the Meeting. Shareholders who attend the Meeting in person will not be deemed thereby to have revoked their proxies unless they affirmatively indicate at the meeting their intention to vote their shares in person. Unless a proxy is revoked, the shares represented thereby will be voted as directed. If no specifications are made, then proxies will be voted "for" the election of the directors nominated by the Board of Directors, "for" the ratification of the appointment of the Company's independent registered public accounting firm, and in accordance with the judgment of the proxy holders as to any other matter that may be properly brought before the Meeting or any adjournment or postponement thereof.

        On November 30, 2010, there were 8,946,701 outstanding shares of the Company's Common Stock, $0.10 par value per share (the "Common Stock"), which is the only class of voting stock outstanding. Shareholders of record at the close of business on November 30, 2010 are entitled to vote at the Meeting. With respect to all matters that will come before the Meeting, each shareholder may cast one vote for each share of Common Stock registered in his or her name on the record date.

        A majority in interest of the Company's Common Stock outstanding and entitled to vote represented at the Meeting in person or by proxy will constitute a quorum for the transaction of business at the Meeting. Directions to withhold authority, abstentions, and broker non-votes will be counted for purposes of determining the existence of a quorum at the Meeting. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer and is barred by applicable rules from exercising discretionary authority to vote on the matter and so indicates on the proxy.

        The approximate date on which this proxy statement and form of proxy will be first sent or given to shareholders is December 21, 2010. The Company's annual report for the fiscal year ended August 31, 2010 will be sent to shareholders on the same date.

        Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on January 19, 2011:

        The Notice of Annual Meeting of Shareholders, this proxy statement, and the Company's annual report to shareholders are available at https://materials.proxyvote.com/16150R.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding ownership of the Company's Common Stock as of November 30, 2010 by (i) all persons known to the Company to be beneficial owners of more than 5% of the Company's outstanding Common Stock, (ii) each of our directors or nominees for director, (iii) each of the executive officers named in our summary compensation table, and (iv) all of our directors and officers as a group.

	Nature and Amount of Beneficial Ownership
Name	Number of Shares Owned(a)	Shares Subject to Options(b)	Total Shares Beneficially Owned(c)	Percentage of Outstanding Shares
Edward L. Chase Revocable Trust(d)	1,057,512	—	1,057,512	11.82%
39 Nichols Road Cohasset, MA 02025
FMR LLC(e)	853,155	—	853,155	9.54%
82 Devonshire Street Boston, MA 02109
Royce & Associates, LLC(f)	773,974	—	773,974	8.65%
1414 Avenue of the Americas New York, NY 10019
Peter R. Chase(g)	1,230,576	18,750	1,249,326	13.93%
26 Summer Street Bridgewater, MA 02324
Adam P. Chase(h)	152,811	12,500	165,311	1.85%
Kenneth L. Dumas(i)	54,834	6,250	61,084	*
Terry M. Jones(j)	132,435	—	132,435	1.48%
Gregory A. Pelagio(k)	2,934	—	2,934	*
Mary Claire Chase	1,843	—	1,843	*
J. Brooks Fenno	10,698	—	10,698	*
Lewis P. Gack	16,574	2,500	19,074	*
George M. Hughes	3,124	—	3,124	*
Ronald Levy	19,477	—	19,477	*
Thomas Wroe, Jr.	4,048	—	4,048	*
All executive officers and directors as a group (9 persons)	1,493,985	40,000	1,533,985	17.07%

*
Less than one percent

(a)
Excludes shares that may be acquired through stock option exercises.

(b)
Pursuant to Rule 13d-3(d) (1) of the Exchange Act, includes shares that may be acquired through stock option exercises within the 60-day period following November 30, 2010. Excludes shares underlying stock options that have not vested and will not vest within such 60-day period.

(c)
The beneficial owners of these shares have sole voting power and sole investment power over such shares, except as otherwise indicated. These amounts exclude restricted stock units granted to members of management because the holders are not entitled to voting rights or investment control until the restrictions lapse, which in each case is not within 60 days of November 30, 2010.

(d)
These shares are deemed to be beneficially owned by the Edward L. Chase Revocable Trust. The trustees have voting and investment power with respect to the shares. Ownership information is based upon the Form 4 filed by the trust on November 9, 2010. The trustees of the trust are Andrew Chase, Claire Chase, Sarah Chase, E. Stephen Chase, and Janet Gibson, each of whom has a business address c/o Edward L. Chase Revocable Trust, 39 Nichols Road, Cohasset, MA 02025. Under a voting agreement with the Company, the trust has agreed to vote its shares for the persons nominated to the Board of Directors by the Company's Nominating and Corporate Governance Committee until our annual meeting of shareholders in 2013 or, if earlier, such time as the trust ceases to own 10% of our common stock. Under the terms of the voting agreement, Mary Claire Chase has been nominated for election as a director of the Company at the Meeting.

(e)
These shares are deemed to be beneficially owned by FMR LLC (formerly FMR Corp.), Edward C. Johnson, Fidelity Management & Research Company, and Fidelity Low Priced Stock Fund, a registered investment company, each of which has sole investment power over the shares. Fidelity Low Priced Stock Fund has sole voting power over the shares. This information is based upon the Schedule 13G/A filed on February 16, 2010 by FMR LLC.

(f)
These shares are deemed to be beneficially owned by Royce & Associates, LLC which has sole voting and investment power over the shares. This information is based upon the Schedule 13G/A filed on January 22, 2010 by Royce & Associates, LLC.

(g)
Of the total shares beneficially owned 135,069 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends. Of this amount 20,621 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

(h)
Of the total shares beneficially owned 51,659 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends. Of this amount 7,945 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

(i)
Of the total shares beneficially owned 27,759 represent shares of restricted stock, subject to forfeiture under time-based vesting provisions, with respect to which the executive has the right to vote and receive dividends. Of this amount 4,269 shares of restricted stock are further subject to forfeiture under performance vesting provisions.

(j)
Effective August 27, 2010, Mr. Jones is no longer working for the Company.

(k)
Effective December 31, 2009, Mr. Pelagio retired and is no longer working for the Company.

 Certain Transactions

        The Trustees of the Edward L. Chase Revocable Trust (the "Trust") have the power to vote the 1,057,512 shares of the Company's Common Stock held of record by the Trust on November 30, 2010 at the Meeting. Under a voting agreement with the Company, the Trust has agreed to vote its shares for the persons nominated to the Board of Directors by the Company's Nominating and Corporate Governance Committee until our annual meeting of shareholders in 2013 or, if earlier, such time as the Trust ceases to own 10% of our common stock. Under the terms of the voting agreement, Mary Claire Chase has been nominated for election as a director of the Company at the Meeting.

        Consistent with the requirements of the NYSE Amex, the Audit Committee of the Board of Directors of the Company reviews and oversees any transactions with a "related person" within the scope of the SEC's rules on disclosure of such transactions. From time to time, the Board of Directors has formed a special independent committee of the Board comprised of independent and non-interested directors to review and oversee proposals relating to specific transactions with related persons on an ad hoc basis. The Company does not have a written policy relating to such review. Other than as described above, and other than the compensation and severance arrangements with the Company's named executive officers and the director compensation arrangements described in "Executive Officer and Director Compensation," the Company is not a participant in any transaction since the beginning of its last completed fiscal year, or any presently proposed transaction, involving more than $120,000 in which any shareholder holding more than 5% of the Company's Common Stock, any of its executive officers or directors or their immediate family members, or any other "related person" (as such term is defined in the rules of the Securities and Exchange Commission) has or will have a direct or indirect material interest.

Compensation Committee Interlocks and Insider Participation

        The current members of the committee are Messrs. Levy (Chairman), Wroe and Gack. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation and Management Development Committee.

 PROPOSAL 1
ELECTION OF DIRECTORS

        Eight directors are to be elected at the Meeting. The Board of Directors recommends that the eight nominees named below be elected as directors. The directors elected at the Meeting will hold office until the next annual meeting and until their successors are elected and qualified. When a proxy in the accompanying form is properly executed and returned, unless marked to the contrary, all shares represented by such proxy will be voted for the election of the persons named below. If any nominee should become unable or unwilling to serve as director, then the persons voting the accompanying proxy may in their discretion vote for a substitute. The Board of Directors is not presently aware of any reason that would prevent any nominee from serving as a director if elected.

Vote Required

        As long as a quorum is present, the nominees for director shall be elected by a plurality of the votes cast at the Meeting by the holders of shares entitled to vote at the Meeting. Votes may be cast in favor of the election of the nominees for director or withheld; votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

Nominees

        The following table contains certain information about the nominees for director, as of the record date, including their business experience, qualifications, and other directorships. In addition to the qualifications and other attributes presented below, the Company also believes that each of the nominees has demonstrated the personal and professional integrity, good business judgment, adherence to high ethical standards, and commitment to service to the Company that are required of all directors. All of the directors' present terms expire in 2011.

Name	Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Has Been a Director Since
Adam P. Chase	38	President of the Company since January 2008, Chief Operating Officer of the Company since February 2007, Vice President Operations from February 2006 through February 2007, and Vice President Chase Coating & Laminating Division March 2003 through February 2007.	2010

		Adam Chase has over eleven years experience at Chase Corporation in various capacities including finance and operations as well as four years as an executive officer of the Company. His background in the day-to-day management of sales and operations as well as his present-day perspective gives him insight into the critical components that will help grow the Company.
Peter R. Chase	62	Chairman of the Board of the Company since February 2007. Chief Executive Officer of the Company since September 1993. He is also a director of Bridgewater Savings Bank and AIM Mutual Insurance Company.	1993

Name	Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Has Been a Director Since
		Peter Chase has almost two decades experience as an executive officer of the Company, and more than 35 years in various positions since starting with Chase Corporation. He has extensive knowledge of both the day-to-day operations of the Company and its strategic vision. The Board believes that it is important to have the insight of the Chief Executive Officer of the Company reflected in its strategic thinking.
Mary Claire Chase	55	President of Chase Partners, LTD., an executive search firm specializing in financial services and management consulting, since August 2000.	2005

		Mary Claire Chase has an extensive background in human resources. Her experience with evaluating executive talent gives her insight into organizational structure which is critical to executing strategic plans. Mary Claire Chase has been nominated for election as a director of the Company pursuant to a Voting Agreement dated December 26, 2002, as amended December 10, 2003, between the Company and the Edward L. Chase Revocable Trust.
J. Brooks Fenno	76	Founder and former President of Salesmark, a sales and marketing management consulting firm. Former director and current Board of Advisors for Bixby International Corporation and Acorn Manufacturing Company.	2006

		The Board believes that Mr. Fenno's extensive experience in marketing and new product development, and his active involvement in mergers and acquisitions with other firms, will contribute to Chase's successful growth strategy.
Lewis P. Gack	66	Managing Partner of LPG Consulting, an accounting and business consulting partnership. Previously Treasurer and Chief Financial Officer of the United Group Operating Companies, Inc., a wholesale liquor distributor, from 1998 to October 2007.	2002

		Mr. Gack offers financial, accounting and legal experience as well executive experience to the Board. He has a background in public accounting in addition to operations and management expertise including a focus on inventory management and distribution.
George M. Hughes	71	Founder and Principal of the law firm, Hughes & Associates since May 1996.	1984

Name	Age	Business Experience During Past Five Years, Other Directorships and Qualifications	Has Been a Director Since
		Mr. Hughes has been a director of the Company for 27 years. The Board believes that his legal background, together with his extensive knowledge of the Company's operations and history, offer a valuable contribution to the Board, particularly on matters relating to corporate governance, board oversight, and strategic acquisitions.
Ronald Levy	72	Consultant at Navigant Consulting, Inc., from April 2002 through April 2006. Previously, Consultant with Arthur D. Little, Inc. from June 1969 to April 2002 and Vice President from 1987 to April 2002.	1994

		Mr. Levy has extensive experience as a strategic consultant to the international building products, wire and cable and construction industries. Mr. Levy offers a perspective drawn from decades of experience and exposure to a wide variety of other businesses and industries.
Thomas Wroe, Jr.	60	Chairman of the Board and Chief Executive Officer of Sensata Technologies, formerly the Sensors & Controls business of Texas Instruments, since 2000.	2008

		Mr. Wroe's strong executive experience, including as chief executive of a large public company, provides a well rounded global perspective. He has experience in the oversight of complex operations and engineering, acquisitions and integration, manufacturing and customer relations, and offers additional business development expertise to the Board.

        Adam P. Chase, President and Chief Operating Officer of the Company, is the son of Peter R. Chase, grandson of Edward L. Chase (deceased) and nephew of Mary Claire Chase.

        Peter R. Chase, Chairman and Chief Executive Officer of the Company, is the father of Adam P. Chase, the son of Edward L. Chase (deceased) and the brother of Mary Claire Chase.

        Mary Claire Chase is the daughter of Edward L. Chase (deceased), and the sister of Peter R. Chase.

Corporate Governance

        The Company has long believed that good corporate governance and high corporate ethics are important to ensure that the Company is managed for the long-term benefit of its shareholders.

        The Company's Board of Directors held five meetings during the fiscal year ended August 31, 2010. Each director attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings held by committees of the Board on which he or she served. The Company does not have a formal policy with respect to director attendance at annual shareholders meetings; however it does encourage all directors to attend. Seven out of eight directors attended last year's annual shareholders meeting held in January 2010.

        The Company has adopted the Chase Corporation Financial Code of Ethics, which is applicable to the Chief Executive Officer, President, Chief Financial Officer and Corporate Controller and other employees with important roles in the financial reporting process. The Chase Corporation Financial Code of Ethics is available on the Chase Corporation web site www.chasecorp.com. It is the Company's intent to disclose any amendment to the Chase Corporation Financial Code of Ethics, as it applies to such officers, and to disclose any waiver, including an implicit waiver, from the provisions of that code of ethics as they relate to such officers, on its web site.

        Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, by writing to: Chase Corporation, 26 Summer Street, Bridgewater, Massachusetts 02324, Attn: Board of Directors.

        The Board undertakes a review of director independence annually. As a result of its most recent review, the Board has determined that the following directors are independent, as defined in the listing standards of the NYSE Amex: J. Brooks Fenno, Lewis P. Gack, George M. Hughes, Ronald Levy and Thomas Wroe, Jr. In making this decision, the Board considered all relationships between the Company and the directors, including Mr. Hughes' role as (and compensation related to) outside general counsel to the Company. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director's ability to exercise independent judgment.

Board Leadership Structure

        The Company currently combines the offices of Chairman and Chief Executive Officer. The Board believes that it is in the best interests of the Company's shareholders to combine these offices because it puts the Company's senior-most executive officer in a position to guide the Board in setting its policies, priorities and strategies, while ensuring that key business issues and risks are brought to the Board or Audit Committee's attention. The Chairman and Chief Executive Officer has a long history with the Company, and the Board believes that its current leadership structure makes the best use of his extensive knowledge of the Company and its industry, and enables clear communication between management and the Board.

        While the independent directors meet regularly in executive session, the Board currently has elected not to have a designated lead independent director to chair meetings at which only independent directors are present. The Board's view is that given the relatively small size of the Board, the appointment of a lead independent director is not necessary at this time. The standing committees of the Board have one or more overlapping members, and the Board feels that communication among committees is relatively efficient in light of this cross-fertilization of membership. The Board believes that it is appropriate to choose the director to lead a particular discussion on a case by case basis, depending on the matter to be discussed, and that the existing structure fosters collaboration among independent directors.

Board's Role in Risk Oversight

        The Board is responsible for monitoring the risks that affect the Company, including operational, legal, regulatory, strategic and financial risks. As part of the regular Board meetings, management presents the Board with updates regarding key facets of the Company's operations. The Board is responsible for assessing risks based on its working knowledge of the Company and the risks inherent in the Company's business. As discussed below, the Audit Committee monitors the Company's financial and audit-related risks. The Compensation and Management Development Committee monitors any risks that may arise from the Company's compensation policies and practices.

Committees of the Board of Directors

        The Board has the following standing committees: (a) Audit, (b) Compensation and Management Development, and (c) Nominating and Governance. All members of the committees serve at the pleasure of the Board of Directors. The functions and current membership of each committee are as follows:

        Audit Committee.    The Audit Committee recommends to the Board of Directors the engagement of the Company's registered public accounting firm, reviews the scope and extent of their audit of the Company's financial statements, reviews the annual financial statements with the registered public accounting firm and with management, and makes recommendations to the Board of Directors regarding the Company's policies and procedures as to internal accounting and financial controls. The members of the Audit Committee are Lewis P. Gack, Chairman, J. Brooks Fenno and Thomas Wroe, Jr. Each member of the committee is independent, as independence for audit committee members is defined in the listing standards of the NYSE Amex and the applicable regulations of the Securities and Exchange Commission. The Board has determined that Lewis P. Gack is an audit committee financial expert as defined in the Securities and Exchange Commission regulations. The Audit Committee held five meetings during the fiscal year ended August 31, 2010. The Audit Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

        Compensation and Management Development Committee.    The Compensation and Management Development Committee advises the Board of Directors on matters of management, organization, and succession, recommends persons for appointments to key employee positions, and makes the final decisions regarding compensation for directors, officers and key employees. The committee administers the Company's equity incentive plans, except for plans for directors who are not employees of the Company. The role of our Chief Executive Officer in reporting his evaluations of our other executive officers and making recommendations as to their compensation, as well as the committee's use of compensation consultants from time to time in benchmarking base salaries and providing other industry data, are described in more detail in the Compensation Discussion and Analysis presented elsewhere in this proxy statement. The members of the committee are Ronald Levy, Chairman, Lewis P. Gack and Thomas Wroe, Jr. Each member of the committee is independent, as independence for compensation committee members is defined under the listing standards of the NYSE Amex. The committee held six meetings during the fiscal year ended August 31, 2010. The Compensation and Management Development Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

        Nominating and Governance Committee.    The Nominating and Governance Committee recommends persons for election as directors of the Company, and makes recommendations to the Board of Directors regarding the structure and membership of the various committees of the Board of Directors, including the Nominating and Governance Committee itself. The members of the Nominating and Governance Committee are J. Brooks Fenno, Chairman, George M. Hughes, and Ronald Levy. Each member of the committee is independent, as independence for nominating committee members is defined in the listing standards of the NYSE Amex. The Nominating and Governance Committee held one meeting during the fiscal year ended August 31, 2010. The Nominating and Governance Committee operates under a written charter that is available through the Company's website at www.chasecorp.com.

Director Nomination Process

        The Nominating and Governance Committee identifies individuals believed to be qualified to become Board members and recommends individuals to fill vacancies. In nominating candidates, the Committee takes into consideration such factors as it deems appropriate, including judgment, experience, skills and personal character, as well as the needs of the Company. The Nominating and Governance Committee will consider nominees recommended by shareholders if such recommendations are made in writing to the committee. The Nominating and Governance Committee does not plan to change the manner in which the committee evaluates nominees for election as a director based on whether the nominee has been recommended by a stockholder or otherwise.

        Mary Claire Chase has been nominated for election as a director of the Company pursuant to a Voting Agreement dated December 26, 2002, as amended December 10, 2003, between the Company and the Edward L. Chase Revocable Trust.

        The Company's Bylaws provide that the Nominating and Governance Committee shall recommend for the election to the Board (i) a lineal descendant or spouse of Edward L. Chase (so long as the spouse of Edward L. Chase, his issue, a trust for the benefit of his spouse and/or his issue, or his estate owns 10% or more of the outstanding voting stock of the Company) and (ii) the Chief Executive Officer of the Company.

        The Company's Bylaws also provide that the Nominating and Governance Committee shall recommend to the Board of Directors any individual or individuals for election to the Board of Directors if, after such election, a majority of the Board of Directors shall consist of "non-affiliated directors." "Non-affiliated directors" are directors (i) who are not lineal descendants of Edward L. Chase (whether by blood or adoption); (ii) who are not the spouse of Edward L. Chase or of any of his lineal descendents; (iii) who are not at the time of determination, and shall not have been at any time within three years preceding such time, officers or employees of the Company (or its predecessor) or any of its subsidiaries, affiliates or divisions; (iv) who are not at the time of determination the beneficial owners of more than 10% of the issued and outstanding shares of any class of the Company's stock; and (v) who are not officers, employees, directors or partners of any person who at the time of determination is a holder of more than 10% of the issued and outstanding shares of any class of the Company's stock.

        The Nominating and Governance Committee does not have a formal policy relating to diversity among directors. In considering new nominees and whether to re-nominate existing members of the Board, the committee examines each person's specific skills and attributes in the context of the skill sets represented on the Board as a whole, and seeks to achieve a Board with strengths in its collective knowledge and a broad diversity of perspectives, skills and business and professional experience. Among other items, the committee looks for a range of experience in strategic planning, sales, finance, executive leadership, legal and similar attributes.

        At least a majority of the directors on the Board must be independent directors as defined in the rules of the NYSE Amex.

 Audit Committee Report

        The Audit Committee of the Board of Directors is appointed by the Board of Directors. The members of the Audit Committee meet the independence requirements of the NYSE Amex. The Audit Committee, in accordance with its written charter, oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended August 31, 2010 with management including a discussion of the quality, not just the acceptability, of the Company's accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's Independent Registered Public Accounting Firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by PCAOB, which provides that certain matters related to the conduct of the audit of the Company's financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP's communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company.

        The Audit Committee discussed with PricewaterhouseCoopers LLP the overall scope and plans for its audit. The Audit Committee met with PricewaterhouseCoopers LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended August 31, 2010 for filing with the Securities and Exchange Commission. The Audit Committee has selected PricewaterhouseCoopers LLP to serve as the Company's Independent Registered Public Accounting Firm for fiscal year 2011.

                      By the Chase Corporation Audit Committee

                      Lewis P. Gack, (Chairman)
                      J. Brooks Fenno
                      Thomas Wroe, Jr.

 EXECUTIVE OFFICER AND DIRECTOR COMPENSATION
Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis is intended to provide a context for the disclosures contained in this proxy statement with respect to the compensation paid to our chief executive officer, Peter R. Chase, our chief financial officer, Kenneth L. Dumas, and our chief operating officer, Adam P. Chase. This Compensation Discussion and Analysis also presents information relating to our former Vice President Corporate Development, Terry M. Jones, and our former Vice President Engineering, Gregory A. Pelagio, in accordance with applicable rules of the Securities and Exchange Commission. Together, these officers are referred to as the "named executive officers," and their compensation is detailed in the tables that follow this Compensation Discussion and Analysis. Specifically, this Compensation Discussion and Analysis will explain the objectives and material elements of the compensation of the named executive officers during the fiscal year ended August 31, 2010.

        The Compensation and Management Development Committee of our Board of Directors has the responsibility of developing and overseeing a comprehensive compensation philosophy, with strategies and principles that have the support of the Board of Directors and management, and that ensure the fair and consistent administration of our compensation program. The Compensation and Management Development Committee makes recommendations to the full Board for approval relating to the total compensation to be paid to the named executive officers, including salary, performance bonus, equity awards, long-term awards, benefits and perquisites.

        In this analysis, we refer to the Compensation and Management Development Committee as "the committee" or "the compensation committee." The committee operates under a written charter which is available on our corporate web site, www.chasecorp.com, under "Corporate Governance."

Philosophy and Objectives of Our Compensation Program

        The primary objectives of the compensation committee are to ensure that our executive compensation and benefits programs:

  •
  retain executive talent by offering compensation that is commensurate with pay at other companies of a similar size in the same or similar industries in the region, as adjusted for individual factors, and considering the complexity of the Company's business;

  •
  safeguard our interests and the interests of our stockholders;

  •
  are effective in driving executive performance by having pay at risk, so actual pay is tied to company-wide goal achievements and superior performance is rewarded;

  •
  foster teamwork on the part of management;

  •
  are cost-efficient and fair to employees, management and stockholders; and

  •
  are well-communicated to and understood by program participants.

        Our compensation committee believes that the most effective compensation program is one that will provide incentives that are directly linked to the achievement of company strategies and are easily measured, company-wide performance targets, while providing a reasonable level of security to the named executive officers through competitive base salaries and retirement benefits. To this end, our executive compensation reflects a balance of cash and non-cash compensation, and a mix of currently paid compensation and long-term incentives. The compensation committee does not set a rigid target for these mixes, and the mix will necessarily vary from year to year based upon our underlying financial performance. Our incentive plans combine financial targets to reward performance with time-based vesting to assist retention.

Committee Purposes and Responsibilities

        One of the primary purposes of the compensation committee is to determine the total target compensation levels for the senior executive officers of the company and to establish and annually review the programs that will determine the actual rewards against those targets.

        The committee is charged with ensuring that the target compensation levels and the allocation of short term and long term components are sufficient to attract, motivate and retain seasoned professional managers, while at the same time ensuring that the pay is reasonable and fair to our stockholders in light of the company's financial performance and when compared to executive officers of similar position and responsibility at other businesses.

        The committee is also responsible for reviewing the annual compensation for service on our Board of Directors or for service as a member or chair of any of the various committees of our Board of Directors, and, if appropriate, for recommending to the Board for approval any changes to those programs.

        The committee has the authority to retain and terminate any legal counsel or any compensation or other consultant to be used to assist in the evaluation of director or executive compensation and has sole authority to approve the consultant's fees or other retention terms.

        It also reviews and administers our equity compensation plans, and reviews any existing or proposed employment agreement, change in control or severance agreement, or any special or supplemental benefits not offered as part of a broad-based plan that are made available to our named executive officers. Where appropriate, it recommends adoption, amendment, or termination of such programs or agreements to the full Board of Directors.

Role of Executive Officers in Compensation Decisions

        Our compensation committee makes all determinations affecting the compensation for our named executive officers, including our Chief Executive Officer, and recommends those determinations to the full Board of Directors for approval. Our Chief Executive Officer attends meetings of the committee as a non-voting advisory member, except that he is not present for any discussion of his own compensation. The compensation committee receives and carefully considers our Chief Executive Officer's evaluations of all named executive officers other than himself, as well as his recommendations with respect to all components of compensation of the other named executive officers. In reviewing and considering the evaluations and recommendations of the Chief Executive Officer, the committee takes into account the familial relationship between the Chief Executive Officer and Adam Chase, the President and Chief Operating Officer, and satisfies itself that the recommendations are based solely on merit and performance. The committee expressly reserves the right to exercise its discretion in modifying any adjustments or awards recommended by our Chief Executive Officer, although historically the committee has given significant weight to the recommendations of our Chief Executive Officer with respect to the other named executive officers.

Use of Compensation Consultants and Benchmarking Data

        A description of the extent to which we benchmark our base salary levels against other companies is described below under "Base Salary." The committee has taken advice from expert compensation consultants engaged both by the committee and by management to set up the position values and salary ranges for executive officers and continues to adjust these annually in order for the Company to be competitive with respect to executive compensation. Consultants used by the committee and management in the past have included among others James F. Reda & Associates, LLC ("Reda") and Thomas Warren Associates. The compensation consultants have used similar benchmarking data in recommending the performance based components of the executive compensation package. In 2010, as noted in more detail below, the committee engaged Reda to perform a competitive review of overall executive pay levels in comparison to market levels and to recommend appropriate changes to our long term incentive plans. After considering their recommendations, the committee adopted certain changes to the performance metrics used in our cash and equity incentive plans and the thresholds and pro ration curves used under those plans. Reda was engaged directly by the committee. It advised solely on executive compensation and offered no other services which might cause a conflict of interest.

Principal Elements of our 2010 Compensation Program

        There were four principal elements of compensation for our named executive officers during fiscal 2010. These were:

  •
  base salary;

  •
  a cash bonus component based on the performance of our business against corporate objectives under our annual cash incentive plan;

  •
  equity awards based on the performance of our business against different corporate objectives; and

  •
  a stock option grant for certain of our named executive officers.

        The financial measurement metrics and targets used in the annual cash incentive plan and the annual equity award plan are subject to annual review by the committee which reserves the right to set different objectives on either the cash incentive plan or equity award program as it feels appropriate in light of the annual and long term objectives of the Company. As discussed in more detail below, in fiscal 2009 and prior years each of these incentive plans used the same performance measurement to determine actual payouts to the named executive officers, but in 2010 the committee adopted differing financial performance targets for the two programs. The cash incentive plan and the equity awards program also differ in the dollar value of the target awards and in their vesting provisions, since payments under the cash incentive plan are made after the end of each fiscal year, and the equity awards vest only after two years from the end of the fiscal year. The total compensation package thus provides a mix of (1) current cash payments in the form of salary, independent of year-to-year financial performance; (2) annual cash payments determined by reference to the Company's actual results of operations for the year compared to a target; (3) equity awards in amounts determined by reference to the Company's financial results, with time-based vesting in order to foster our retention objectives; and (4) equity opportunities for certain management members through a stock option component that incorporates time-based vesting provisions but is not specifically tied to company financial performance. In addition, we maintain a pension plan and other retirement benefits for our executives.

        The following discussion seeks to explain why the compensation committee has chosen to pay each compensation element, how it determines the amount of each element, and how the element and the committee's decisions regarding that element in fiscal 2010 fit into the Company's overall compensation objectives and affect decisions regarding other elements.

        The cash incentive plan for 2010 sets compensation levels with respect to earnings before interest, taxes, depreciation and amortization ("EBITDA") for the fiscal year in question, as adjusted at the discretion of the committee. The equity award program sets compensation levels with respect to our earnings per share ("EPS") for the fiscal year in question, as adjusted at the discretion of the committee. As a result, a substantial proportion of our named executive officers' total compensation is tied to our earnings in each fiscal year. The committee determined for 2010 that EBITDA is the most appropriate tool for measuring the underlying performance of the company and its management team for the annual incentive plan while EPS is used for the equity plan as it is a more common and consistent measure for longer term incentive programs and aligns with how shareholders are rewarded. In addition, the committee has chosen to emphasize company-wide achievement of financial objectives in this manner, as opposed to emphasizing more subjective individual performance criteria or measurements based upon business units or other operating data, because it believes it is important to use a metric that is easily measured and understood from the beginning of the year, that fosters teamwork among the management team, and that most directly aligns the interest of the named executive officers with those of all shareholders. The committee does retain discretion to adjust or supplement the cash incentive awards paid, either upward or downward, but these individual adjustments based on qualitative or subjective factors have historically had a relatively small impact on total compensation compared to the objective components.

        Base Salary.    We pay a base salary to each of our named executive officers. The objective is to provide base compensation to the executive that is competitive with base compensation that the executive could earn in a similar position at other companies and which will provide a reasonable level of security for the executive without regard to year-to-year fluctuations in our financial condition. A range of base salary levels for key positions in the Company was established most recently in 2010 upon the recommendation of a compensation consultant, Reda, which was engaged by the committee to provide analysis and input on executive pay and incentive plan design for the top three executive officers. The ranges for these key positions were established taking into account benchmarking data provided by the compensation consultant which included a survey of the following 20 companies:

• Optical Cable Corporation	• Nortech Systems, Inc.
• SatCon Technology Corporation	• SigmaTron International, Inc.
• Omega Flex, Inc.	• Eastern Company
• Spire Corporation	• Zoltek Companies, Inc.
• BTU International, Inc.	• Sterling Chemicals, Inc.
• Transcat Inc.	• NL Industries, Inc.
• Magnetek, Inc.	• Material Sciences Corporation
• Met-Pro Corporation	• KMG Chemicals, Inc.
• CORE Molding Technologies	• American Pacific Corporation
• SurModics, Inc.	• Balchem Corporation

        The companies surveyed had median revenues in fiscal 2008 and 2009 of approximately $121 million (putting us at the 39th percentile), median full time employees of 347 (putting us at the 54th percentile) and median market capitalization of approximately $54 million (putting us at the

63rd percentile). Our pre-tax profit growth was at the 63rd percentile relative to the companies surveyed. In comparison to the peer group, Reda reported that our executive officers' total compensation was generally in line with market rates. Our Chief Executive Officer's compensation was above the median with respect to both salary and total compensation, representing in part his long tenure at the Company, while our Chief Operating Officer's total compensation and salary were approximately at market, and our Chief Financial Officer's compensation was below the median with respect to both salary and total compensation. Additionally, management has previously engaged Thomas Warren Associates, to ensure salary ranges were and remained appropriate throughout the Company, not just at the management level. Individual executives' base salaries are set initially upon hiring or promotion to a position within the established range, taking into account each executive's experience in the role and other subjective factors, and are reviewed annually thereafter. As outlined above, the Chief Executive Officer makes salary adjustment recommendations to the committee with respect to the named executive officers other than himself. Historically, salary increases have been in the range of 4% to 6% per year, or higher in circumstances where executives are promoted to substantially increased responsibilities. The committee intends from time to time, but not necessarily annually, to revisit the salary ranges used by reference to updated benchmark data, in order to ensure that salaries remain competitive but not excessive.

        Cash Incentive Plan.    At the beginning of each fiscal year, following the annual budget presentation by management to the Board of Directors, the committee sets a corporate performance target for the upcoming fiscal year to be used in connection with the company's incentive compensation programs. As noted above, for fiscal 2010 this financial target was set at a certain level of EBITDA with respect to the cash incentive plan. The EBITDA target was set by the committee with reference to both historical performance and expected future performance. The committee believes that the targets set as a general matter should be reasonably attainable through consistent performance as compared to recent years, and it is the committee's expectation that the actual awards granted under the relevant plan will exceed the "target" awards where management achieves growth over historical annual EBITDA levels. The corporate EBITDA targets are set in a way that tends to reflect improvement over historical results generally, at least during periods of multi-year growth in EBITDA, but do not always reflect improvement over the most immediately preceding fiscal year. For fiscal 2010, the corporate EBITDA target set by the committee was $18.0 million. In fiscal 2010 actual results exceeded the target.

        At the end of the fiscal year, actual results are compared to the target established at the beginning of the year. In establishing the compensation program, it was the Board's intent to exclude from actual performance measurements the effect of unusual or nonrecurring events, income or expenses from the calculations. The committee consequently has the discretion to decide to exclude certain items or to make other adjustments in order to fairly reflect our underlying operating performance for the year. For fiscal 2009, for example, it made net upward adjustments of approximately $0.5 million to our actual results used to calculate payments under the plan in order to reflect unanticipated and unusual charges. For periods prior to fiscal 2010, earnings before tax, or EBT, was the metric used for both the annual cash incentive and equity incentive plans before changing to an EBITDA based target and an EPS target in fiscal 2010 for the cash and equity incentive plans, respectively. No adjustments were made for fiscal 2010 or 2008. Actual EBITDA in fiscal 2010 was $25.9 million.

        In order for any amounts to be payable under the plan, the Company must meet a threshold level of 90% of the target EBITDA. Actual payments are made under the plan by reference to the target awards established by the committee for each of the named executive officers as a percentage of their base salaries, although they are subject to adjustment as described below. The maximum award under the cash incentive plan is reached at 120% of the target performance measure. Amounts potentially payable under the cash incentive plan, as a percentage of salary, and amounts actually paid are reflected in the table below for fiscal year 2010.

	Cash Awards Payable for 2010				Actual FY 2010 Payments
Name of executive	At 90% of target	At 100% of target	At 120% of target	Performance required to reach 100% of salary	Award as percentage of annual salary	Final payments made
	(as percentage of base salary)			(% of EBITDA target)
Peter R. Chase	25%	50%	100%	120%	100%	$503,624
Adam P. Chase	20%	40%	80%	N/A	80%	$192,192
Kenneth L. Dumas	15%	30%	60%	N/A	60%	$103,272

        A similar cash incentive program was approved by the committee and maintained and paid out of a bonus pool, with payments determined by reference to our EBITDA, for other key employees at the Company. In fiscal 2010, approximately 40 employees participated in that program (with most payments at the discretion of the Chief Executive Officer and the other executive officers).

        Equity Incentive Plan.    The second performance-based element of our compensation program is our equity-based long-term incentive plan. In 2010 our equity incentive plan measured annual performance against an earnings per share ("EPS") target for fiscal 2010. Equity awards are made at the beginning of the year based upon the target performance levels, in the form of restricted stock, with the target number of shares being determined by dividing the target equity award value by our stock price on the grant date.

        The final award amounts are determined after the end of the fiscal year by reference to our actual performance for the year. In order for any payments to be made under the equity incentive plan, the Company must achieve at least 90% of the targeted EPS target. If the Company achieves less than 90% of the performance target, the full award would be forfeited. If the Company achieves 90% of that target, then the actual payment would be 50% of the target shares (with the other 50% being forfeited). If the Company achieves 100% of the target, then the actual payment would be 100% of the targeted share amount. Achievement between 90% and 100% would be pro rated. If the Company achieves 120% of the target then the executive's equity award would be 200% of the targeted share amount. Achievement between 100% and 120% will be pro rated. The total opportunity is capped at 200% of the targeted share amount. Accordingly there is no incremental award at performance levels above 120% of the earnings per share target.

        The following table shows, for each of the named executive officers, the targeted awards for each officer as determined at the beginning of the fiscal year, and the final equity incentive awards as calculated at the end of the fiscal year.

	Target Award for 2010
Name	% of Salary	Value at grant date	Shares at grant date	Actual Payout for 2010 (# of shares)
Peter R. Chase	100%	$484,254	42,478	84,956
Adam P. Chase	80%	$184,800	16,211	32,422
Kenneth L. Dumas	60%	$99,300	8,711	17,422
Gregory A. Pelagio	60%	$108,000	9,474	2,106

        The final share amounts are calculated and approved by the compensation committee upon finalization of our financial results for the fiscal year. Equity awards made for fiscal 2010 exceeded the target levels because of the strong earnings achieved by the Company during that year. The committee made no adjustments to the final share awards calculated under the plan. The restricted stock will not vest, however, until the last day of the second fiscal year following the fiscal year that is used as the performance period. In other words, the equity awards for performance in fiscal 2010 will vest on August 31, 2012.

        In the event of a named executive officer's retirement, death or disability or dismissal without cause before the scheduled vesting date, then the awards will vest pro rata to the date of the termination of employment. In the event of a named executive officer's voluntary termination of employment or termination for cause, all of the award will be forfeited. Upon a change of control of the Company, any unvested awards will automatically vest. Mr. Pelagio retired on December 31, 2009 and accordingly was only partially vested (four months out of a total of thirty-six months) in his fiscal 2010 equity award.

        The committee believes that the combination of performance measures to determine the number of shares of common stock underlying each award, and the "cliff" vesting of the award two years after the end of the performance period, is useful in accomplishing the dual objectives of rewarding superior performance and encouraging retention of its qualified executives.

        Beginning in fiscal 2008, the compensation committee decided to use restricted stock awards with both performance and time vesting provisions in lieu of the restricted stock units previously used. The primary difference is that the participants in the equity award program are now able to vote and receive dividends upon their restricted shares before the vesting period.

        Stock Options.    In 2010 the committee included a stock option grant as part of the executive compensation package for three of the named executive officers. The purpose of the option grant was to further align management's interests with that of the stockholders, to encourage equity participation among management team members and provide a long-term incentive for their future commitment as key members of the executive management team. The grants in 2010 were made effective as of the first day of the fiscal year, with an exercise price equal to the fair market value of the common stock on that date. The committee made option awards to Peter R. Chase (75,000), Adam P. Chase (50,000), and Kenneth L. Dumas (25,000). No options awards were made to our other named executive officers. The number of shares of common stock subject to these option grants was determined by the committee for each of the recipients in light of their respective responsibilities after considering the expense associated with various award levels and a review of other elements of compensation. The committee also considered that options had not been used frequently in years prior to 2009, and that in fiscal 2009 option awards had been made on an ad hoc basis to Adam P. Chase and Kenneth L. Dumas (150,000 and 100,000 options, respectively), which was the first time those officers had received options as executive officers. No specific formula or stock ownership level was used in setting the number of options. The options granted in 2010 will vest in four equal annual installments, beginning on August 31, 2010. Starting with fiscal 2011, the committee has determined that stock option grants will be incorporated into our long-term incentive plan on a more formulaic basis as part of the overall long term incentive plan for the executive officers.

        Discretionary Bonuses.    The committee does not typically pay discretionary cash bonuses as a routine component of the executive compensation program, separately from the cash incentive plan described above. As noted above, the committee has the discretion to adjust an award determined under the cash incentive plan upward or downward, and has exercised that discretion in the past in a manner that has historically had a small impact on total compensation compared to the objective components. For fiscal 2010, a discretionary cash bonus was paid to Terry M. Jones based on his involvement in two significant corporate acquisitions during the year and in light of the fact that he did not participate in the cash incentive plan for executive officers in 2010.

Retirement Programs

        In addition to the primary components of executive pay described above, we maintain certain retirement plans and benefits for our executive officers. Many of these plans are available to larger groups of employees. The committee feels that the opportunity to participate in programs that assist the executives and other employees in saving for retirement is an important part of those employees' compensation package.

  •
  Our named executive officers may elect to make contributions to a retirement account in our 401(k) plan, which is available to substantially all of our employees and under which we made a matching contribution to each participant in each of the last three fiscal years. The matching contribution under the 401(k) plan is the equivalent of 100% of the first percent of the employees' pre-tax contribution to the plan plus 50% thereafter, up to an amount equal to three and one half percent of the employee's annual salary. Our matching contributions to the accounts of the named executive officers are shown in the "All Other Compensation" column in the Summary Compensation Table.

  •
  We also maintain a non-qualified Supplemental Savings Plan covering selected employees, including our named executive officers. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

  •
  We maintain a tax-qualified defined benefit pension plan and a non-qualified Supplemental Pension Plan. The Supplemental Pension Plan covers those of our employees who from time to time may be designated by our Board of Directors. Currently, our Chairman & Chief Executive Officer, Peter R. Chase; our President & Chief Operating Officer, Adam P. Chase; and our Chief Financial Officer & Treasurer, Kenneth L. Dumas have been designated as being covered. These plans are described in more detail under "Executive Compensation—Other Executive Plans—Pension Plan". As noted in that section, benefits are paid at a higher rate to employees who became employed prior to May 1, 1995 or who are covered by certain collective bargaining agreements and meet certain other qualifications, as compared to those who were employed after that date. Of our named executive officers, only our Chief Executive Officer was employed prior to May 1, 1995, and therefore only he accrues benefits at the higher rate.

Other Benefits

        In 1997, we structured a split dollar life insurance program for our Chief Executive Officer, Peter R. Chase. The program was restructured in 2005 following the enactment of the Sarbanes-Oxley Act of 2002 and the issuance by the Internal Revenue Service of regulations relating to the treatment of so-called "equity" split dollar arrangements. As part of this restructuring, we agreed to provide Mr. Chase an annual bonus payment in an amount sufficient for the after-tax portion to be used to pay the premium on a life insurance policy in his own name. These premiums (and consequently our obligation to make these payments) are spread over nine years beginning in January 2005. Our obligations will cease if Mr. Chase terminates his employment with us, unless the termination is the result of a disability, without cause or within one year of a change in control. We pay Mr. Chase $309,210 annually under this agreement. This benefit is unrelated to Mr. Chase's salary or other compensation, and the committee does not consider the value of this benefit in setting the other components of Mr. Chase's compensation. The Company entered into this agreement in recognition of Mr. Chase's valuable services to the Company and the voluntary transfer as part of the restructuring program by Mr. Chase to the Company of life insurance policies, which were owned by him and subject to a collateral assignment split dollar agreement with the Company.

        We also own a life insurance policy on the life of Peter Chase as a mechanism to fund our obligations under the unfunded, nonqualified excess benefit plan described above.

        We also provide Peter Chase with a company car and a golf club membership. We provide our other named executive officers a car allowance of $1,000 per month. We provide each of our named executive officers reimbursement for certain financial planning and tax services up to $5,000 per year. Our compensation committee considers these arrangements to be fair and reasonable in light of the relatively low cost to the Company.

        Named executive officers may also participate in our medical and dental insurance offerings by electing to make payroll deductions designed to cover approximately 25% of the cost of these programs (with the company covering the other 75% of the cost). We also provide disability and life insurance coverage for our named executive officers and pay a portion of the related premiums.

Named Executive Agreements

        In prior years, as any of our named executives were hired by us, promoted or have taken on additional responsibilities, we entered into agreements with them pursuant to which they will be entitled to receive severance benefits upon termination by us without cause, or upon the occurrence of certain enumerated events during the two years following a change in control. The events that trigger payment are generally those related to termination of employment without cause or detrimental changes in the executive's terms and conditions of employment. See "Payments Upon Termination or Change of Control" below for a more detailed description of these triggering events and the resulting benefits. We believe that this structure will help: (i) assure that the named executive officers can give their full attention and dedication to us, free from distractions caused by personal uncertainties and risks related to a pending or threatened change in control, (ii) assure the named executives' objectivity in considering stockholders' interests, (iii) assure the named executives of fair treatment in case of involuntary termination following a change in control, and (iv) attract and retain key executive talent in a competitive market.

Compensation Risks

        The Compensation and Management Development Committee has considered the components of the Company's compensation policies and practices. We believe that risks arising from our compensation policies and practices for our employees, including our executive officers, are not likely to have a material adverse effect on us. In addition, although a significant portion of executive compensation is performance based and "at-risk," the committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risk.

        The committee has reviewed the elements of executive compensation to determine whether any portion of executive compensation encouraged excessive risk taking. It concluded that:

  •
  the Company's significant weighting toward long-term incentive compensation, including performance targets and time-based vesting provisions used in tandem, discourages excessive risk taking;

  •
  the Company's performance goals are appropriately set in order to avoid targets that, if not met, result in a large percentage loss of compensation;

  •
  assuming achievement of at least a minimum level of performance, payouts under the Company's performance-based plans result in some compensation at levels below full target achievement, rather than an "all or nothing" approach;

  •
  as a manufacturing company, the Company is not generally subject to the types of risks that may be present in a corporation involved in financial services, trading or investment activities.

Impact of Tax and Accounting Issues

        Section 162(m) of the Internal Revenue Code denies a tax deduction to a public corporation for annual compensation in excess of one million dollars paid to its Chief Executive Officer and certain of its other most highly compensated officers, unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m) of the Code, which include an exception for "performance based" compensation meeting certain requirements. Where possible, the committee attempts to structure its compensation programs such that compensation paid will be tax deductible whenever it is consistent with our compensation philosophy. However, the committee has not adopted a policy requiring all compensation to be deductible. Our compensation committee believes that factors other than tax deductibility are more important in determining the forms and levels of executive compensation most appropriate and in the best interests of our stockholders. Our compensation committee believes that it is important to retain the flexibility to design compensation programs consistent with our executive compensation philosophy, even if some executive compensation is not fully deductible. Also, the deductibility of some types of compensation payments will depend on the timing of an executive's vesting or exercise of previously granted rights. Accordingly, our compensation committee may from time to time approve elements of compensation for certain executives that are not fully deductible.

        In addition, the compensation committee considers the impact of Section 409A of the Internal Revenue Code, which imposes certain requirements on "nonqualified deferred compensation plans." These may be particularly relevant in the case of compensation paid after termination of a named executive officer's employment under the change in control and severance agreements discussed above. We believe that this compensation is in compliance with the applicable requirements of Section 409A.

 Report of the Compensation and Management Development Committee

        The Compensation and Management Development Committee of the Chase Corporation Board of Directors has reviewed and discussed the foregoing Compensation Discussion and Analysis with management of the company and, based on such review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

                      By the Compensation and Management
                      Development Committee

                      Ronald Levy (Chairman)
                      Lewis P. Gack
                      Thomas Wroe, Jr.

 Executive Compensation

        The following table contains a summary of the compensation paid or accrued during the fiscal years ended August 31, 2010, 2009 and 2008 to our Chief Executive Officer, the Chief Financial Officer, Chief Operating Officer and our two other named executive officers.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Peter R. Chase	2010	499,780	309,210	484,254	268,500	503,624	498,898	96,474	2,660,740
Chairman & Chief	2009	484,254	398,353	484,254	—	165,857	838,689	102,213	2,473,620
Executive Officer	2008	464,035	309,210	465,634	—	519,527	708,816	78,495	2,545,717
Adam P. Chase	2010	235,405	—	184,800	179,000	192,192	8,949	33,222	833,568
President & Chief	2009	231,000	46,706	184,800	—	63,294	25,609	34,508	585,917
Operating Officer	2008	211,484	—	161,595	747,000	229,718	38,345	26,447	1,414,589
Kenneth L. Dumas	2010	168,656	—	99,300	89,500	103,272	6,585	25,478	492,791
Chief Financial Officer &	2009	165,500	35,990	99,300	—	34,010	12,287	30,381	377,468
Treasurer	2008	156,933	—	94,501	498,000	146,682	14,688	19,788	930,592
Terry M. Jones	2010	195,818	50,000	—	—	—	10,292	24,151	280,261
Former Vice President	2009	196,000	19,681	—	—	20,319	24,981	26,155	287,136
Corporate Development	2008	195,320	—	117,591	—	125,000	37,543	21,124	496,578
Gregory A. Pelagio	2010	62,308	—	108,000	—	—	—	22,444	192,752
Former Vice President	2009	180,000	33,010	108,000	—	36,990	80,069	44,884	482,953
Engineering

(1)
Salary includes amounts earned in the fiscal year, whether or not deferred.

(2)
The bonus for Peter R. Chase in each year reflects the annual reimbursement of $309,210 to Mr. Chase by the Company for the cost of premiums incurred by him for certain life insurance policies owned by him. The Company agreed in January 2005 to make these premium payments on behalf of Mr. Chase for a nine year period in connection with his restructuring of previously existing split dollar arrangements as a result of the enactment of the Sarbanes-Oxley Act of 2002 and the issuance by the Internal Revenue Service of regulations relating to the treatment of so-called "equity" split dollar arrangements. The additional amounts paid to Mr. Chase in fiscal 2009 and the amounts paid to our four other named executive officers in the same year represent discretionary adjustments to the calculated amount under the Annual Cash Incentive Program. The amount for Mr. Jones in fiscal 2010 represents a discretionary bonus paid to him based on his involvement in two significant acquisitions during the year.

(3)
Amounts under "Stock Awards" reflect the grant date fair value of the stock-based incentive awards granted under our equity incentive program in that fiscal year, based on the estimated probable outcome of the award as of the grant date. Amounts under "Option Awards" reflect the grant date fair value of stock options awarded during the fiscal year. In each case, amounts are reported whether or not the award had vested and was recorded as compensation expense in accordance with the accounting for stock based compensation guidance during the year. Assumptions made in the valuation are described in more detail in Note 10 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended August 31, 2010. The amounts reported have been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. If the maximum performance target under the stock-based incentive plan were met or exceeded, the amounts reported under "Stock Awards" for 2010 would have been $968,498 for Peter R. Chase, $369,611 for Adam P. Chase, $198,611 for Kenneth L. Dumas, and $216,000 for Gregory A. Pelagio. The total compensation column for such officers in 2010 would have correspondingly been increased by $484,249, $184,805, $99,305, and $108,000, respectively. These maximum amounts were achieved for 2010 based on our financial results for the year. Due to his retirement, Mr. Pelagio's actual amount was adjusted downward, in accordance with the vesting provisions of the award.

(4)
These amounts reflect incentive payments made under our Annual Cash Incentive Program earned during fiscal 2010, 2009 and 2008 and paid in November following the respective fiscal year period. The incentive program is described in the Compensation Discussion and Analysis under the heading "Principal Elements of our 2010 Compensation Program—Cash Incentive Plan".

(5)
Represents the current year benefit increase of the present value of the qualified defined benefit plan as well as the supplemental pension plan as described under "—Other Executive Plans—Pension Plan".

(6)
These amounts include all other compensation as described in the following table:

Name	Fiscal Year	Qualified 401(k) and Supplemental Retirement Plan Contributions (a)	Life & Long-Term Disability Insurance Premiums (b)	Automobile Allowance or Use of Company Car (c)	Other (d)	Total
Peter R. Chase	2010	$17,272	$16,541	$24,888	$37,773	$96,474
	2009	15,875	17,088	24,888	44,362	102,213
	2008	13,848	17,451	24,888	22,308	78,495
Adam P. Chase	2010	6,632	2,374	12,000	12,216	33,222
	2009	6,065	2,389	12,000	14,054	34,508
	2008	5,761	2,389	12,000	6,297	26,447
Kenneth L. Dumas	2010	5,681	1,747	12,000	6,050	25,478
	2009	5,392	1,712	12,000	11,277	30,381
	2008	4,708	1,712	12,000	1,368	19,788
Terry M. Jones	2010	6,459	2,027	12,000	3,665	24,151
	2009	5,714	2,027	12,000	6,414	26,155
	2008	5,395	2,027	12,000	1,702	21,124
Gregory A. Pelagio	2010	14,681	620	4,000	3,143	22,444
	2009	31,023	1,861	12,000	—	44,884

(a)
This amount represents the contribution by the Company on behalf of the named executive officers to the Chase Corporation Retirement Savings Plans.

(b)
These amounts include the portions of premiums paid by us for: (i) life insurance coverage exceeding $50,000 and (ii) long term disability premiums. Peter R. Chase is the only named executive officer who has supplemental long-term disability insurance. The premiums for this insurance totaled $7,650 in 2010, 2009 and 2008 and are included above.

(c)
These amounts represent automobile allowances or personal use of a company leased car.

(d)
These amounts represent payment of dividends on restricted stock, country club membership and all other compensation (consisting of reimbursement for financial planning and tax services) as follows:

Name	Fiscal Year	Dividends on Restricted Stock	Country Club Membership	All Other	Total
Peter R. Chase	2010	$28,608	$4,165	$5,000	$37,773
	2009	35,197	4,165	5,000	44,362
	2008	18,143	4,165	—	22,308
Adam P. Chase	2010	10,416	—	1,800	12,216
	2009	12,554	—	1,500	14,054
	2008	6,297	—	—	6,297
Kenneth L. Dumas	2010	5,836	—	214	6,050
	2009	7,164	—	4,113	11,277
	2008	1,368	—	—	1,368
Terry M. Jones	2010	3,665	—	—	3,665
	2009	6,414	—	—	6,414
	2008	1,702	—	—	1,702
Gregory A. Pelagio	2010	3,143	—	—	3,143
	2009	—	—	—	—

Grants of Plan-Based Awards for Fiscal 2010

        The following table sets forth information relating to potential payments to each of our named executive officers under our fiscal 2010 cash and equity-based incentive award programs. The actual amounts that we paid under each of these programs are reflected in the Summary Compensation Table and its footnotes and are described in more detail under our Compensation Discussion and Analysis under the heading "Principal Elements of our 2010 Compensation Program—Cash Incentive Plan" and "—Equity Incentive Program".

								All Other Option Awards
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
								Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)
										Grant Date Fair Value of Stock Awards ($)
Name & Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Peter R. Chase
Cash award	9/1/2009	$125,906	$251,812	$503,624
Restricted stock grant	9/1/2009				21,239	42,478	84,956			$484,254
Option award	9/1/2009							75,000	$11.15	268,500
Adam P. Chase
Cash award	9/1/2009	$48,048	$96,096	$192,192
Restricted stock grant	9/1/2009				8,105	16,211	32,422			$184,800
Option award	9/1/2009							50,000	$11.15	179,000
Kenneth L. Dumas
Cash award	9/1/2009	$25,818	$51,636	$103,272
Restricted stock grant	9/1/2009				4,355	8,711	17,422			$99,300
Option award	9/1/2009							25,000	$11.15	89,500
Terry M. Jones
Cash award	9/1/2009
Restricted stock grant	9/1/2009
Option award	9/1/2009
Gregory A. Pelagio
Cash award	9/1/2009
Restricted stock grant	9/1/2009				4,737	9,474	18,948			$108,000
Option award	9/1/2009

        The grant date reflected in the table above is the beginning of the fiscal year which coincides with the effective date of the award for each of the non-equity (cash) incentive plan, the long-term equity incentive program and the stock option grant. Amounts in the table above under "Threshold" represent amounts payable under the cash incentive plan if 90% of the corporate EBITDA performance target is achieved, representing a specified percentage of the named executive officers' base salaries, and amounts payable under the equity incentive program if 90% of the corporate EPS performance target is achieved. Below those performance levels, no payments would be made under the respective plans. Amounts under "Target" represent 100% of the target payout under each of those plans, which is set in each case as a specified percentage of the named executive officer's base salary. The maximum payout under either the cash incentive plan or the equity award program is 200% of the target award. The grant date fair value of the possible equity awards reflects the fair value of our common stock on September 1, 2009 multiplied by the total number of shares of restricted stock to be awarded assuming the target was met (assumed to be the probable outcome of the performance conditions at the grant date). The awards were actually paid in accordance with the plans upon finalization of our annual financial results and certification of the awards by the compensation committee in November 2010. The actual payments for fiscal year 2010 reflected the achievement of the maximum payout for the participating officers.

Outstanding Equity Awards at Fiscal Year-End 2010

        The following table sets forth information relating to options and unvested restricted stock outstanding as of August 31, 2010 that were granted pursuant to our 2005 Equity Incentive Plan or predecessor plans to our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Peter R. Chase	18,750	56,250	—	$11.15	8/31/2019	61,660	$783,082	—	—
Adam P. Chase	—	150,000	—	$16.53	7/8/2018	23,531	$298,844	—	—
	12,500	37,500	—	$11.15	8/31/2019
Kenneth L. Dumas	—	100,000	—	$16.53	7/8/2018	12,644	$160,579	—	—
	6,250	18,750	—	$11.15	8/31/2019
Terry M. Jones	71,000	—	—	$5.25	10/12/2012	—	—	—	—
Gregory A. Pelagio	—	—	—	—	—	1,053	$13,373	—	—

        The stock option awards noted in the table above in the amounts of 75,000, 50,000 and 25,000 to Peter, R. Chase, Adam P. Chase and Kenneth L. Dumas, respectively, vest in four equal annual traunches beginning August 31, 2010 through August 31, 2013. The stock option awards in the amounts of 150,000 and 100,000 to Adam P. Chase and Kenneth L. Dumas cliff vest on July 8, 2013.

        Amounts under the "Stock Awards" columns reflect restricted stock issued under our equity incentive programs for fiscal 2010 and 2009. The columns include the value of the share amounts issued during fiscal 2010 and 2009, even though the final number of shares comprising the 2010 award was not certified until after the fiscal year end and remained subject to increase or decrease as of August 31, 2010. The market value of all restricted stock and restricted stock units is based on the closing price of our common stock on the last trading day in the fiscal year. The closing price as reported by the NYSE Amex on August 31, 2010 was $12.70.

        Stock awards for fiscal 2009 will vest on August 31, 2011 and awards for fiscal 2010 will vest on August 31, 2012 as outlined in the table below:

	Vesting of Stock Awards
Name	August 31, 2011	August 31, 2012
Peter R. Chase	19,182	42,478
Adam P. Chase	7,320	16,211
Kenneth L. Dumas	3,933	8,711
Terry M. Jones	—	—
Gregory A. Pelagio	—	—

        As noted above, subsequent to August 31, 2010, the actual stock awards to be granted under our equity incentive program for fiscal 2010 under the financial performance measures applicable to that plan (and vesting August 31 ,2012) was determined to be 84,956 for Peter R. Chase, 32,422 for Adam P. Chase, and 17,422 for Kenneth L. Dumas. See the discussion under "Equity Incentive Plan" in our Compensation Discussion and Analysis above.

Option Exercises and Stock Vested for 2010

        The following table sets forth information relating to options exercised in the year ended August 31, 2010 that were granted pursuant to our 2005 or 2001 Equity Incentive Plans (or outstanding with respect to options granted under predecessor plans) by each of our named executive officers. The table also reflects stock vesting during fiscal 2010, which represented the equity incentive awards made during fiscal 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Peter R. Chase	—	—	72,572	$921,664
Adam P. Chase	—	—	25,186	$319,862
Kenneth L. Dumas	—	—	14,729	$187,058
Terry M. Jones	10,000	$62,500	18,327	$232,753
Gregory A. Pelagio	—	—	—	—

Payments Upon Termination or Change of Control

        Executive Severance and Change in Control Agreement.    In July 2006, we entered into severance agreements with Peter R. Chase, Adam P. Chase, Kenneth L. Dumas and Terry M. Jones. In the case of Peter R. Chase, our Chief Executive Officer, the agreement superseded a previous severance agreement from October 1994. In the case of the other named executive officers, the agreements were new. In October 2008, to reflect his new responsibilities as president, the severance agreement for Adam P. Chase was superseded by a new agreement. Under the terms of the agreements, if the named executive's employment is terminated by the Company without cause, or terminated by the executive within 24 months after the occurrence of a change in control of the Company for good reason, then the named executive will receive the following benefits:

  •
  Severance pay in an amount equal to one times (or two times in the case of Peter R. Chase and one and a half times in the case of Adam P. Chase) the greater of the named executive's annual salary in effect prior to the change in control or his annual salary in effect immediately prior to termination.

  •
  Health insurance, dental insurance and group term life insurance for a period ending on the earlier of the commencement date of equivalent benefits from a new employer or one year from his termination date, provided the named executive continues to pay an amount equal to the employee's share of contributions.

        If terminated for cause, the named executive shall be entitled to his salary through the period ending with the date of such termination and any accrued benefits. In case of death, disability or retirement, the named executive shall be entitled to such benefits as may be provided to him pursuant to the Company's employee benefit plans.

        Amounts that would have been owed to the executive officers upon termination or a change of control assuming a triggering event took place on August 31, 2010, the last day of the Company's most recently completed fiscal year, are presented below.

Name	Benefit	Voluntary or For Cause	Before Change in Control Termination without Cause	After Change in Control Termination without Cause or by the Executive for Good Reason	Disability	Death or Retirement	Change in Control
Peter R. Chase	Salary	—	$999,560	$999,560	—	—	—
	Non-Equity Incentive Plan Compensation	—	758,624	758,624	—	—	—
	Medical Benefits	—	11,729	11,729	—	—	—
	Executive Bonus	—	927,642	927,642	$927,642	—	—
	All Other Compensation	—	33,813	33,813	—	—	—
	Acceleration of Stock Options	—	—	87,187	—	—	$87,187
	Acceleration of Restricted Stock	—	522,055	1,322,553	522,055	$522,055	1,322,553

	Total	—	$3,253,423	$4,141,108	$1,449,697	$522,055	$1,409,740

Adam P. Chase	Salary	—	$353,108	$353,108	—	—	—
	Non-Equity Incentive Plan Compensation	—	226,644	226,644	—	—	—
	Medical Benefits	—	11,277	11,277	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	21,006	21,006	—	—	—
	Acceleration of Stock Options	—	—	58,125	—	—	$58,125
	Acceleration of Restricted Stock	—	199,229	504,723	$199,229	$199,229	504,723

	Total	—	$811,264	$1,174,883	$199,229	$199,229	$562,848

Kenneth L. Dumas	Salary	—	$168,656	$168,656	—	—	—
	Non-Equity Incentive Plan Compensation	—	86,636	86,636	—	—	—
	Medical Benefits	—	13,458	13,458	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	19,428	19,428	—	—	—
	Acceleration of Stock Options	—	—	29,063	—	—	$29,063
	Acceleration of Restricted Stock	—	107,053	271,209	$107,053	$107,053	271,209

	Total	—	$395,231	$588,449	$107,053	$107,053	$300,271

Terry M. Jones	Salary	—	$196,000	—	—	—	—
	Non-Equity Incentive Plan Compensation	—	45,000	—	—	—	—
	Medical Benefits	—	13,151	—	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	30,486	—	—	—	—
	Acceleration of Restricted Stock	—	—	—	—	—	—

	Total	—	$284,637	—	—	—	—

Gregory A. Pelagio	Salary	—	—	—	—	—	—
	Non-Equity Incentive Plan Compensation	—	—	—	—	—	—
	Medical Benefits	—	—	—	—	—	—
	Executive Bonus	—	—	—	—	—	—
	All Other Compensation	—	—	—	—	—	—
	Acceleration of Restricted Stock	—	—	—	—	$81,077	—

	Total	—	—	—	—	$81,077	—

        If the named executive officer is terminated without cause, or for good reason within 24 months of a change of control, the Company will also pay, at the request of the executive, for an outplacement service for a period of up to one year. These services are not reflected in the table above, as the amount cannot be determined.

Other Executive Plans

        2005 Incentive Plan.    The 2005 Incentive Plan (the "2005 Plan") provides for the grant of stock options (both non-statutory options or "NSOs" and, in the case of employees, incentive stock options or "ISOs"), restricted stock, performance awards (including cash), dividend equivalents, deferred stock and unrestricted stock. Unless otherwise determined by the Committee, awards may not be transferred except by will or by the laws of descent and distribution, until the award has been exercised and all restrictions have lapsed, as applicable. The number of shares subject to grant under the 2005 Plan is 1,000,000. The maximum number of awards that may be issued to any person in any calendar year is 200,000 shares. The maximum annual cash award that may be issued to any person is $2,000,000. As of August 31, 2010 there were 474,537 shares of the Company's Common Stock available for future issuance under the 2005 Plan.

        2001 Senior Management Stock Plan.    The 2001 Senior Management Stock Plan (the "Management Plan") reserved 1,500,000 shares of the Company's Common Stock for equity awards to senior management, including named executive officers. Under the terms of the Management Plan, awards may be granted in the form of incentive stock options, non-qualified stock options and restricted stock. Options granted under the Management Plan generally vest over a period ranging from three to five years and expire after ten years. As of August 31, 2010 there were 14,136 shares of the Company's Common Stock available for future issuance under the Management Plan.

        Non-Qualified Retirement Savings Plan.    The Company maintains a non-qualified Supplemental Savings Plan covering selected employees, including the named executive officers. The Supplemental Savings Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria. Currently, the Company's Chief Executive Officer, President, and Chief Financial Officer have been designated by the Board of Directors as being covered by the Supplemental Savings Plan. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan. The following table gives details relating to our named executive officers' participation in this plan.

Non-Qualified Deferred Compensation for 2010

Name	Fiscal Year	Executive Contributions in Fiscal Year ($)(1)	Registrant Contributions in Fiscal Year ($)(2)	Aggregate Earnings (Loss) in Fiscal Year ($)(3)	Aggregate Balance at Fiscal Year End ($)(4)
Peter R. Chase	2010	$15,842	$9,241	$5,079	$343,429
Gregory A. Pelagio	2010	—	$12,500	$752	—

(1)
Amounts in this column are included in the "Salary" column in the Summary Compensation Table.

(2)
Amounts in this column are included in the "All Other Compensation" column in the Summary Compensation Table.

(3)
Amounts in this column are not included in the Summary Compensation Table.

(4)
This column includes amounts in each named executive officer's total deferred compensation account as of the last day of the fiscal year. In addition to the contribution for fiscal 2010, this column reports the portion of the aggregate balance that was reported as compensation in the

  Summary Compensation Table in each of the Company's previous proxy statements and also includes aggregate earnings on previously contributed amounts.

        All payments under the Supplemental Savings Plan to participants or their designated beneficiaries will be made in a lump sum. Distribution of these amounts will commence no later than the end of the year in which the participant has separated from service with the Company.

        Pension Plan.    The Company maintains a tax-qualified defined benefit pension plan and a non-qualified excess benefit plan ("Supplemental Pension Plan"). The qualified pension plan covers substantially all employees of certain businesses of the Company who have attained the age of 21 and have completed six months of service. The Supplemental Pension Plan covers those employees of the Company who from time to time may be designated by the Board of Directors and who meet other eligibility and salary criteria. Currently, the Company's Chief Executive Officer, President, and Chief Financial Officer have been designated by the Board of Directors as being covered by the excess benefit plan. Benefits under the qualified pension plan are determined based on final average base earnings (subject to Code-imposed limits on compensation and excluding bonuses, overtime, and other extraordinary amounts) and total years service with the Company (up to a maximum of 40 years). Benefits under the Supplemental Pension Plan are determined based on final average earnings (including base salary and incentive based bonuses) and total years of service with the Company. Benefits are payable upon the retirement of a participant at age 65, or upon the fifth anniversary of employment, if later, or earlier if the participant is at least 55 years old and has completed at least five years of service. The Supplemental Pension Plan is to be paid out on a monthly basis over ten years for all participants except for Peter R. Chase who may be paid in a lump sum, at his election.

        The following table shows the actuarial present value of the accumulated benefits for each named executive officers at the end of fiscal 2010. The change in this present value between each fiscal year is reflected in the summary compensation table above.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Peter R. Chase	Pension Plan for Employees of Chase Corporation	39	$1,281,619	—
	Supplemental Pension Plan	39	$4,113,247	—
Adam P. Chase	Pension Plan for Employees of Chase Corporation	12	$47,073	—
	Supplemental Pension Plan	12	$49,523	—
Kenneth L. Dumas	Pension Plan for Employees of Chase Corporation	8	$20,219	—
	Supplemental Pension Plan	8	$20,773	—
Terry M. Jones	Pension Plan for Employees of Chase Corporation	9	$53,365	—
	Supplemental Pension Plan	9	$46,326	—
Gregory A. Pelagio	Pension Plan for Employees of Chase Corporation	N/A	N/A	$528,440

        See the Notes to financial statements found in Item 8 of the Company's Annual Report on Form 10-K for more information about the Company's pension plans. For participants who were employed prior to May 1, 1995 or are covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

  (a)
  is 1.5% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (b)
  is 0.6% of the participant's final average covered compensation multiplied by credited service up to a maximum of 35 years; and

  (c)
  is 0.8% of the participant's average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

        For participants who were employed on or after May 1, 1995 and before December 1, 2008, and are not covered by a collective bargaining agreement, the monthly benefit is equal to the excess of (a) over (b) plus (c), where:

  (a)
  is 0.75% of the participant's final average compensation multiplied by credited service up to a maximum of 35 years;

  (b)
  is 0.3% of the participant's final average covered compensation multiplied by credited service up to a maximum of 35 years; and

  (c)
  is 0.4% of the participant's average monthly compensation multiplied by credited service in excess of 35 years to a maximum of 40 years.

        Effective December 1, 2008, we adopted a soft freeze in the qualified pension plan whereby no new employees hired will be admitted to the plan, with the exception of the International Association of Machinists and Aerospace Workers Union. All participants admitted to the plan prior to December 1, 2008 will continue to accrue benefits as detailed in the plan agreements.

        Of our named executive officers, only our Chief Executive Officer was employed prior to May 1, 1995, and therefore only he accrues benefits at the higher rate.

Compensation of Directors

        Directors who are not employees of the Company are paid an annual cash retainer of $18,000. In addition, directors who serve on a Board committee receive an annual cash retainer of $3,500 for each committee on which they serve. Non-employee Directors also receive $20,000 of Chase Corporation common stock annually, in the form of restricted stock or restricted stock units valued at the closing price on the day preceding the first day of the new year of Board service. The stock awards vest one year from the date of grant. The annual retainer covers all meetings.

        In addition to the cash and stock retainer, committee chairperson annual fees will be paid in the form of restricted stock or restricted stock units valued at the closing price on the day preceding the first day of the new year of Board Service. This award also vests one year from the date of grant. The annual fees for committee chairpersons are as follows: Audit—$7,000; Compensation and Management Development—$5,000; Nominating and Governance—$3,000.

        Under the compensation policy noted above, the Compensation & Management Development Committee authorized a grant of an aggregate of 11,092 shares of restricted stock to non-employee members of the Board of Directors as compensation for their service to be performed for the period ending January 31, 2011. This restricted stock will vest on February 1, 2011, at which time the shares of common stock will be issued. The number of shares granted to each Director is equal to $20,000 divided by the closing price of the Company's common stock at the time of grant, except that it additionally takes into consideration each Director's involvement as chairperson of any of the various committees of the Board as outlined above.

        Non-Qualified Retirement Savings Plan for the Board of Directors.    The Company maintains the Non-Qualified Retirement Savings Plan for the Board of Directors. Participants may elect to defer a portion of their compensation for future payment in accordance with the terms of the plan.

        The following table summarizes the total compensation paid to the directors who are not employees of the Company:

Name	Fiscal Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mary Claire Chase	2010	$18,000	$20,000	—	—	—	—		$38,000
J. Brooks Fenno	2010	25,000	23,000	—	—	—	—		48,000
Lewis P. Gack	2010	25,000	27,000	—	—	—	—		52,000
George M. Hughes	2010	21,500	20,000	—	—	—	$112,300	(b)	153,800
Ronald Levy	2010	25,000	25,000	—	—	—	—		50,000
Thomas Wroe, Jr.	2010	25,000	20,000	—	—	—	—		45,000

(a)
These amounts reflect the restricted stock issued on January 29, 2010 with a grant date fair value of $12.17 per share.

(b)
Represents compensation George M. Hughes received for his services as outside general counsel to the Company.

        As of August 31, 2010, Lewis P. Gack held 2,500 options with an exercise price of $5.25 per share. None of the other non-employee directors held outstanding stock options.

 PROPOSAL 2
RATIFICATION OF THE APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Company's Audit Committee has selected PricewaterhouseCoopers LLP ("PwC"), to serve as the Company's independent registered public accounting firm for its current fiscal year (which ends August 31, 2011). PwC served as the Company's Independent Registered Public Accounting Firm in connection with the audit for the fiscal year ended August 31, 2010. Representatives of PwC will attend the Meeting, have the opportunity to make a statement if they so desire, and be available to respond to appropriate questions.

Vote Required

        The ratification of the selection of the Company's independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter at the Meeting. As a result, abstentions, broker non-votes and the failure to submit a proxy or vote in person at the Meeting will have no effect on the outcome. If the Company's shareholders do not ratify the selection of PwC as the Company's independent registered public accounting firm, the Audit Committee will reconsider its selection.

Audit and Non-Audit Fees

        The following table sets forth fees for services provided by the Company's independent registered public accounting firm, PricewaterhouseCoopers LLP, during fiscal years 2010 and 2009:

	2010	2009
Audit Fees(1)	$583,000	$555,000
Audit-related fees(2)	—	—
Tax fees(3)	133,500	181,500
All other fees(4)	—	—

Total	$716,500	$736,500

(1)
Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements. Audit fees in both fiscal years include services related to the review of the Company's internal control over financial reporting.

(2)
Represents fees, if any, for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported in footnote (1) above.

(3)
Represents fees for services provided in connection with the Company's tax compliance and tax consulting.

(4)
Represents fees, if any, for services provided to the Company not otherwise included in the categories above.

        In accordance with its charter, the Audit Committee approves in advance any non-audit services provided by the independent registered public accounting firm, including tax planning services which will exceed $20,000 per project, before the services are rendered. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2010 and 2009, all services were approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANTS AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 31, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

        The Company's directors and executive officers file reports with the SEC indicating the number of shares of any class of the Company's equity securities that they owned when they became a director or an executive officer and, after that, any changes in their ownership of the Company's equity securities. On December 1, 2009, each of our executive officers (at the time consisting of Peter Chase, Adam Chase, Kenneth Dumas and Gregory Pelagio) received a grant of restricted stock for which reports on Form 4 were filed three days late on December 8, 2009. On July 28, 2010, Lewis Gack sold 1,100 shares for which a Form 4 was filed one day late, on August 2, 2010. Other than as noted above, and based solely upon a review of these reports on Forms 3, 4 and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

Deadlines for Submitting Shareholder Proposals

        Any shareholder proposals to be presented for consideration at next year's annual meeting must be received at the Company's executive offices not later than August 23, 2011 to be included in the Company's proxy statement and form of proxy for that meeting. If the Company does not have notice of a shareholder proposal at least 45 days before the mailing date of the proxy statement for the prior year's annual meeting, then your proxy will confer discretionary authority to vote on the proposal if it is properly presented for consideration at a meeting.

Annual Report on Form 10-K

        The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2010, filed with the Securities and Exchange Commission, may be obtained, without charge, by writing to Chase Corporation, Attn: Paula Myers, 26 Summer Street, Bridgewater, Massachusetts 02324. The Company's Annual Report on Form 10-K is also available free of charge through the Company's website at www.chasecorp.com.

 Householding of Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: Chase Corporation, Attn: Paula Myers, 26 Summer Street, Bridgewater,

Massachusetts 02324 (telephone 508-279-1789). If you wish to receive separate copies of our annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and telephone number.

Miscellaneous

        The Company's management does not know of any business that will come before the Meeting except the matters described in the notice. If other business is properly presented for consideration at the Meeting, then your proxy will confer discretionary authority to vote on such business. It is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

        The telephone number of Chase Corporation's Global Operations Center is 781-332-0700. For directions to the Global Operations Center, please contact Paula Myers at 508-279-1789.

        In the event that a quorum is not present when the Meeting is convened, it is intended to vote the proxies in favor of adjourning from time to time until a quorum is obtained.

                      By order of the Board of Directors,

                      George M. Hughes
                       Corporate Secretary

ANNUAL MEETING OF SHAREHOLDERS OF CHASE CORPORATION January 19, 2011 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card and Annual Report to Shareholders are available at https://materials.proxyvote.com/16150R Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. ELECTION OF DIRECTORS: Adam P. Chase Peter R. Chase Mary Claire Chase J. Brooks Fenno Lewis P. Gack George M. Hughes Ronald Levy Thomas Wroe, Jr. 2. To ratify the appointment of PricewaterhouseCoopers LLP as the corporation’s independent registered public accounting firm for the fiscal year ending August 31, 2011. THE SHARES REPRESENTED HEREBY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES THAT YOU SPECIFY. IF YOU DO NOT SPECIFY A CHOICE AS TO A MATTER, THEN IT IS INTENDED TO VOTE THE SHARES REPRESENTED HEREBY “FOR” ALL NOMINEES FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN THE PROXY IN THE ENCLOSED STAMPED ENVELOPE PROMPTLY, SO AS TO ENSURE A QUORUM AT THE MEETING REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON. RECEIPT OF THE NOTICE OF ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT IS ACKNOWLEDGED. FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: MANAGEMENT RECOMMENDS A VOTE "FOR" ALL NOMINEES FOR THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20830000000000000000 4 011911 FOR AGAINST ABSTAIN

14475 PROXY CHASE CORPORATION 26 Summer Street Bridgewater, MA 02324 Telephone (508) 279-1789 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS FRIDAY, JANUARY 19, 2011 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS THE UNDERSIGNED, REVOKING ALL PRIOR PROXIES, HEREBY APPOINTS PETER R. CHASE AND GEORGE M. HUGHES, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE, AS SPECIFIED HEREIN, ALL SHARES OF THE CORPORATION'S COMMON STOCK THAT THE UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PRESENT IN PERSON AT THE ANNUAL MEETING, TO BE HELD AT 9:30 A.M. ON WEDNESDAY, JANUARY 19, 2011 AT CHASE CORPORATION’S GLOBAL OPERATIONS CENTER, 295 UNIVERSITY AVENUE, WESTWOOD, MASSACHUSETTS 02090, AND AT ANY ADJOURNMENT THEREOF, AND HEREBY CONFERS UPON THE PROXIES, AND EACH OF THEM, DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER BUSINESS THAT MAY COME BEFORE THE MEETING AND WITH RESPECT TO WHICH DISCRETIONARY AUTHORITY MAY BE GRANTED. (Continued and to be signed on the reverse side.)

QuickLinks

PROXY STATEMENT December 21, 2010
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Certain Transactions
Compensation Committee Interlocks and Insider Participation
PROPOSAL 1 ELECTION OF DIRECTORS
Vote Required
Nominees
Corporate Governance
Board Leadership Structure
Board's Role in Risk Oversight
Committees of the Board of Directors
Director Nomination Process
Audit Committee Report
EXECUTIVE OFFICER AND DIRECTOR COMPENSATION Compensation Discussion and Analysis
Report of the Compensation and Management Development Committee
Executive Compensation
Compensation of Directors
PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Vote Required
Audit and Non-Audit Fees
Section 16(a) Beneficial Ownership Reporting Compliance
Deadlines for Submitting Shareholder Proposals
Annual Report on Form 10-K
Householding of Annual Meeting Materials
Miscellaneous